**Terms Sheet**

This term sheet aims to outline the main terms which will govern the acquisition of shares in All Crescent Sdn Bhd ("**All Crescent**") by Anvia Holdings Inc ("**Anvia**") as detailed below ("**Proposed Transaction**").

This term sheet is non-exhaustive and that additional terms and conditions customary for a transaction of this nature will be provided in the definitive agreement. The definitive agreement will however reflect the terms set out in this term sheet.

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| 1. **Scope & Transaction Structure** | : | (a) Anvia shall acquire 51% equity interest in All Crescent and its existing assets which would include:<br>(a) 100% of Sage Interactive Sdn Bhd (1024728-M)<br>(b) 100% of Sage Interactive MSC Sdn Bhd (673343-X)<br>(c) 5% Celex Media Sdn Bhd (1024728-M)<br>(b) All Crescent shall cause to transfer to Anvia, an investment in a fund managed by Singularity Technologies Sdn Bhd ("ST") equivalent to a USD 200,000 investment value in a business involving the internet of things.<br>(c) Parties further intended that Anvia or its nominee shall acquire up to 100% equity interest of All Crescent as part of a corporate public listing exercise ("**The Exercise**").<br>(d) Parties further intended that the funding mechanism under this agreement may be structured within The Exercise. |
| 2. **Purchase Price** | : | USD 200,000 |
| 3. **Earnest Deposit** | : | Upon signing the sale and purchase agreement, Anvia shall submit a non-refundable earnest deposit of USD 20,000 (10% of the Purchase Price) to Seller's appointed stakeholder. |
| 4. **Balance Purchase Price** | : | USD 180,000 payable on Completion |

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| **5. Conditions Precedent** | : | The Proposed Transaction is subject to, amongst other things, the following conditions:<br><br>(a) All Crescent and Loh Ling Wei to enter into an agreement, where All Crescent shall acquire all 453,316 shares of Sage (amounting to 24% stake) from Loh Ling Wei;<br><br>(b) All Crescent to acquire 844,913 shares (amounting to 46% stake) from the remaining shareholders of Sage as identified in **Appendix 1;**<br><br>(c) All Crescent to enter into an agreement with Singularity Ventures Sdn Bhd to establish a training program in the electronics business through a strategic investment.<br><br>(d) All Crescent shall ensure that all intellectual Property assets as listed are genuine and exclusively handed over to Anvia as provided in **Appendix 2**.<br><br>(e) Current management shall take responsibility to achieve minimum 85% of the business plan as provided in **Appendix 3**.<br><br>(f) The past shareholders of Sage Interactive shall take full responsibility for the liabilities of the companies as of 30 June 2017 and a letter of indemnity shall be executed in addition to the sale and purchase agreement.<br><br>(g) Loh Ling Wei shall remain full time with the business for a period of 3 years from the date of the final sale and purchase agreement.<br><br>(h) Anvia to provide a cash advance of USD 500,000 ("**Cash Advance**") to All Crescent upon execution of definitive agreement, of which:<br><br>i. The Cash Advance of USD 200,000 shall be utilized to complete the restructuring of Sage as described in Item 5(b) above, wherein All Crescent will own 556,272 shares in Sage (amounting 55% stake). For expediency, Anvia shall deposit the USD200, 000 into a designated escrow account to be held by Seller's appointed stakeholder. Any unused amount will be injected into Sage for the purposes of working capital;<br><br>ii. Balance Cash Advance of USD 300,000 shall be utilized to settle the amount owing to creditors by |

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| | | Sage and its subsidiaries as identified in **Appendix 4**.<br>The above conditions will have to be met within [1] month from the signing of the definitive agreement, unless further extended by mutual agreement between the Parties. |
| **6. Representation & Warranties** | : | Each party shall provide the other party representations and warranties that are customary in a transaction of this nature. |
| **7. No liability** | : | Neither party will have any liability to the other party if the definitive agreement is not entered into for any reason including due to regulatory or other legal impediments. |
| **8. Expenses** | : | Each Party shall bear all costs and expenses incurred by it in connection with this term sheet and the definitive agreement. The stamp duty of the definitive agreement shall be borne by Anvia. |
| **9. Term & Timeframe for definitive agreement** | : | This term sheet shall be valid from the date of this term sheet until the earlier occurrences of any of the following event:-<br>(a) expiry of 3 months from the date of this term sheet, unless mutually extended by the parties;<br>(b) the execution of the definitive agreement. |

**Date: March 22, 2017**

For the Seller

All Crescent Sdn Bhd

Name: **Ahmad Fauzi Bin Ali**

**Agreed to and accepted by**

Anvia Holdings Corporation

Name: **Ali Kasa**